Exhibit 99.1

Contacts:

Media and Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com

FBR & Co. Declares Fourth Quarter Cash Dividend

ARLINGTON, VA, October 25, 2016 – FBR & Co. (NASDAQ:FBRC) (“FBR” or the “Company”), a leading investment bank serving the middle market, announced today that its Board of Directors has declared a regular quarterly dividend of $0.20 per common share to be paid on November 25, 2016 to all shareholders of record as of the close of business on November 14, 2016.

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.